Exhibit 99.1

ENTERGY GULF STATES LOUISIANA, LLC
INCOME STATEMENTS
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited)

	Three Months Ended		Nine Months Ended
	2015	2014	2015	2014
	(In Thousands)		(In Thousands)
OPERATING REVENUES
Electric	$541,397	$600,208	$1,465,102	$1,622,236
Natural gas	8,840	10,285	43,491	55,586
TOTAL	550,237	610,493	1,508,593	1,677,822

OPERATING EXPENSES
Operation and Maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	72,344	141,354	193,504	289,030
Purchased power	199,919	206,360	549,382	659,275
Nuclear refueling outage expenses	5,530	5,419	15,718	16,024
Other operation and maintenance	101,817	100,908	301,270	283,584
Decommissioning	4,415	4,240	13,046	12,542
Taxes other than income taxes	22,346	22,393	65,895	64,139
Depreciation and amortization	39,092	39,068	117,475	116,042
Other regulatory charges (credits) - net	4,021	(5,947)	6,260	(12,438)
TOTAL	449,484	513,795	1,262,550	1,428,198

OPERATING INCOME	100,753	96,698	246,043	249,624

OTHER INCOME
Allowance for equity funds used during construction	2,256	2,099	5,569	5,440
Interest and investment income	12,103	11,565	34,792	29,058
Miscellaneous - net	(3,020)	(2,477)	(5,564)	(7,844)
TOTAL	11,339	11,187	34,797	26,654

INTEREST EXPENSE
Interest expense	21,699	24,783	65,529	65,353
Allowance for borrowed funds used during construction	(1,271)	(1,207)	(3,297)	(3,128)
TOTAL	20,428	23,576	62,232	62,225

INCOME BEFORE INCOME TAXES	91,664	84,309	218,608	214,053

Income taxes	23,524	28,774	62,660	75,875

NET INCOME	68,140	55,535	155,948	138,178

Preferred distribution requirements and other	170	206	582	621

EARNINGS APPLICABLE TO COMMON EQUITY	$67,970	$55,329	$155,366	$137,557

See Notes to Financial Statements.

1

ENTERGY GULF STATES LOUISIANA, LLC
STATEMENTS OF COMPREHENSIVE INCOME
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited)

	Three Months Ended		Nine Months Ended
	2015	2014	2015	2014
	(In Thousands)		(In Thousands)

Net Income	$68,140	$55,535	$155,948	$138,178
Other comprehensive income
Pension and other postretirement liabilities
(net of tax expense of $274, $86, $837, and $272)	438	137	1,298	396
Other comprehensive income	438	137	1,298	396
Comprehensive Income	$68,578	$55,672	$157,246	$138,574

See Notes to Financial Statements.

2

ENTERGY GULF STATES LOUISIANA, LLC
STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2015 and 2014
(Unaudited)
	2015	2014
	(In Thousands)
OPERATING ACTIVITIES
Net income	$155,948	$138,178
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	166,429	174,240
Deferred income taxes, investment tax credits, and non-current taxes accrued	(157,317)	75,344
Changes in working capital:
Receivables	(48,800)	(46,839)
Fuel inventory	(6,788)	7,128
Accounts payable	17,634	36,104
Prepaid taxes and taxes accrued	85,957	18,147
Interest accrued	5,874	5,943
Deferred fuel costs	5,039	30,317
Other working capital accounts	(34,398)	2,589
Changes in provisions for estimated losses	(1,012)	67,521
Changes in other regulatory assets	27,445	7,110
Changes in pension and other postretirement liabilities	(17,437)	(18,212)
Other	(11,850)	(19,156)
Net cash flow provided by operating activities	186,724	478,414

INVESTING ACTIVITIES
Construction expenditures	(254,060)	(198,569)
Allowance for equity funds used during construction	5,569	5,440
Nuclear fuel purchases	(114,939)	(28,357)
Proceeds from the sale of nuclear fuel	24,659	54,642
Payment to storm reserve escrow account	(66)	(68,508)
Investment in affiliates	—	(66,243)
Proceeds from nuclear decommissioning trust fund sales	75,269	127,903
Investment in nuclear decommissioning trust funds	(90,428)	(140,499)
Changes in money pool receivable - net	684	(19,521)
Net cash flow used in investing activities	(353,312)	(333,712)

FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	—	108,491
Redemption of preferred stock	(10,284)	—
Changes in credit borrowings - net	51,400	(14,800)
Distributions paid:
Common equity	—	(122,373)
Preferred membership interests	(619)	(619)
Other	(14,093)	21,106
Net cash flow provided by (used in) financing activities	26,404	(8,195)

Net increase (decrease) in cash and cash equivalents	(140,184)	136,507
Cash and cash equivalents at beginning of period	162,963	15,581
Cash and cash equivalents at end of period	$22,779	$152,088

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest - net of amount capitalized	$57,592	$53,676
Income taxes	$176,015	$20,700

See Notes to Financial Statements.

3

ENTERGY GULF STATES LOUISIANA, LLC
BALANCE SHEETS
ASSETS
September 30, 2015 and December 31, 2014
(Unaudited)
	2015	2014
	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents:
Cash	$158	$53,394
Temporary cash investments	22,621	109,569
Total cash and cash equivalents	22,779	162,963
Accounts receivable:
Customer	89,600	67,006
Allowance for doubtful accounts	(1,581)	(625)
Associated companies	93,860	86,966
Other	30,385	18,379
Accrued unbilled revenues	61,657	54,079
Total accounts receivable	273,921	225,805
Fuel inventory - at average cost	22,995	16,207
Materials and supplies - at average cost	120,806	121,237
Deferred nuclear refueling outage costs	30,302	7,416
Prepaid taxes	—	24,058
Prepayments and other	35,301	21,064
TOTAL	506,104	578,750

OTHER PROPERTY AND INVESTMENTS
Investment in affiliate preferred membership interests	355,906	355,906
Decommissioning trust funds	624,116	637,744
Non-utility property - at cost (less accumulated depreciation)	200,124	193,407
Storm reserve escrow account	90,127	90,061
Other	14,788	14,887
TOTAL	1,285,061	1,292,005

UTILITY PLANT
Electric	7,770,121	7,600,730
Natural gas	155,431	148,586
Construction work in progress	157,509	127,436
Nuclear fuel	186,916	131,901
TOTAL UTILITY PLANT	8,269,977	8,008,653
Less - accumulated depreciation and amortization	4,259,586	4,176,242
UTILITY PLANT - NET	4,010,391	3,832,411

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
Regulatory asset for income taxes - net	158,359	161,714
Other regulatory assets	402,121	426,381
Deferred fuel costs	100,124	100,124
Other	14,484	12,438
TOTAL	675,088	700,657

TOTAL ASSETS	$6,476,644	$6,403,823

See Notes to Financial Statements.

4

ENTERGY GULF STATES LOUISIANA, LLC
BALANCE SHEETS
LIABILITIES AND EQUITY
September 30, 2015 and December 31, 2014
(Unaudited)
	2015	2014
	(In Thousands)
CURRENT LIABILITIES
Currently maturing long-term debt	$48,355	$31,955
Accounts payable:
Associated companies	113,683	102,933
Other	106,827	108,874
Customer deposits	57,851	56,749
Taxes accrued	61,899	—
Accumulated deferred income taxes	27,492	21,095
Interest accrued	32,949	27,075
Deferred fuel costs	15,619	10,580
Other	45,885	44,517
TOTAL	510,560	403,778

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	1,434,969	1,601,032
Accumulated deferred investment tax credits	70,154	72,277
Other regulatory liabilities	165,504	176,305
Decommissioning and asset retirement cost liabilities	466,089	446,619
Accumulated provisions	105,973	106,985
Pension and other postretirement liabilities	383,494	401,144
Long-term debt	1,625,809	1,590,862
Long-term payables - associated companies	24,948	26,156
Other	112,223	148,102
TOTAL	4,389,163	4,569,482

Commitments and Contingencies

EQUITY
Preferred membership interests without sinking fund	—	10,000
Member's equity	1,628,970	1,473,910
Accumulated other comprehensive loss	(52,049)	(53,347)
TOTAL	1,576,921	1,430,563

TOTAL LIABILITIES AND EQUITY	$6,476,644	$6,403,823

See Notes to Financial Statements.

5

ENTERGY GULF STATES LOUISIANA, LLC
STATEMENTS OF CHANGES IN EQUITY
For the Nine Months Ended September 30, 2015 and 2014
(Unaudited)

		Common Equity
	Preferred Membership Interests	Member's Equity	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands)

Balance at December 31, 2013	$10,000	$1,479,179	($28,202)	$1,460,977

Net income	—	138,178	—	138,178
Other comprehensive income	—	—	396	396
Distributions declared on common equity	—	(122,373)	—	(122,373)
Distributions declared on preferred membership interests	—	(621)	—	(621)
Other	—	(25)	—	(25)

Balance at September 30, 2014	$10,000	$1,494,338	($27,806)	$1,476,532

Balance at December 31, 2014	$10,000	$1,473,910	($53,347)	$1,430,563

Net income	—	155,948	—	155,948
Other comprehensive income	—	—	1,298	1,298
Preferred stock redemption	(10,000)	—	—	(10,000)
Distributions declared on preferred membership interests	—	(582)	—	(582)
Other	—	(306)	—	(306)

Balance at September 30, 2015	$—	$1,628,970	($52,049)	$1,576,921

See Notes to Financial Statements.

6

ENTERGY GULF STATES LOUISIANA, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1.  COMMITMENTS AND CONTINGENCIES

Entergy Gulf States Louisiana, LLC (Entergy Gulf States Louisiana) is involved in a number of legal, regulatory, and tax proceedings before various courts, regulatory commissions, and governmental agencies in the ordinary course of business.  While management is unable to predict the outcome of such proceedings, management does not believe that the ultimate resolution of these matters will have a material adverse effect on Entergy Gulf States Louisiana’s results of operations, cash flows, or financial condition, except as otherwise discussed in Entergy Gulf States Louisiana’s Annual Report on Form 10-K for the calendar year ended December 31, 2014 (Form 10-K) or in this report. Entergy Gulf States Louisiana discusses regulatory proceedings in Note 2 to the financial statements in the Form 10-K and herein and discusses tax proceedings in Note 3 to the financial statements in the Form 10-K and Note 9 to the financial statements herein.

On October 1, 2015, the businesses formerly conducted by Entergy Louisiana, LLC (Old Entergy Louisiana) and Entergy Gulf States Louisiana, LLC (Old Entergy Gulf States Louisiana) were combined into a single public utility, Entergy Louisiana Power, LLC which was renamed Entergy Louisiana, LLC (New Entergy Louisiana) (Business Combination). With the completion of the Business Combination, New Entergy Louisiana holds substantially all of the assets, and has assumed the liabilities, of Old Entergy Louisiana and Old Entergy Gulf States Louisiana. See Note 2 to the financial statements herein for further discussion of the business combination.

Nuclear Insurance

See Note 8 to the financial statements in the Form 10-K for information on nuclear liability and property insurance associated with Entergy Gulf States Louisiana’s nuclear power plant.

Conventional Property Insurance

See Note 8 to the financial statements in the Form 10-K for information on Entergy Gulf States Louisiana’s non-nuclear property insurance program.

Employment Litigation

See Note 8 to the financial statements in the Form 10-K for information on Entergy Gulf States Louisiana’s employment and labor-related proceedings.

Asbestos Litigation

See Note 8 to the financial statements in the Form 10-K for information regarding asbestos litigation at Entergy Gulf States Louisiana.

NOTE 2.  RATE AND REGULATORY MATTERS

Regulatory Assets and Regulatory Liabilities

See Note 2 to the financial statements in the Form 10-K for information regarding regulatory assets and regulatory liabilities presented on the balance sheets of Entergy Gulf States Louisiana.  The following are updates to that discussion.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Fuel and purchased power cost recovery

In July 2014 the Louisiana Public Service Commission (LPSC) authorized its staff to initiate an audit of Entergy Gulf States Louisiana’s fuel adjustment clause filings. The audit includes a review of the reasonableness of charges flowed by Entergy Gulf States Louisiana through its fuel adjustment clause for the period from 2010 through 2013. Discovery commenced in July 2015.

Retail Rate Proceedings

See Note 2 to the financial statements in the Form 10-K for detailed information regarding retail rate proceedings involving Entergy Gulf States Louisiana.  The following are updates to that information.

Filings with the LPSC

Retail Rates - Electric

In connection with the approval of the business combination of Entergy Gulf States Louisiana and Entergy Louisiana, the LPSC authorized the filing of a single, joint formula rate plan evaluation report for Entergy Gulf States Louisiana’s and Entergy Louisiana’s 2014 calendar year operations. The joint evaluation report was filed in September 2015 and reflects an earned return on common equity of 9.09%. As such, no adjustment to base formula rate plan revenue is required. The following adjustments are required under the FRP, however: a decrease in the additional capacity mechanism for pre-combination Entergy Louisiana of $17.8 million; an increase in the additional capacity mechanism for pre-combination Entergy Gulf States Louisiana of $4.3 million; and a reduction of $5.5 million to the Midcontinent Independent System Operator, Inc. (MISO) cost recovery mechanism, to collect approximately $35.7 million on a combined-company basis. Under the order approving the business combination, following completion of the prescribed review period, rates shall be implemented with the first billing cycle of December 2015, subject to refund.

Retail Rates - Gas

In January 2015, Entergy Gulf States Louisiana filed with the LPSC its gas rate stabilization plan for the test year ended September 30, 2014.  The filing showed an earned return on common equity of 7.20%, which results in a $706 thousand rate increase.  In April 2015 the LPSC issued findings recommending two adjustments to Entergy Gulf States Louisiana’s as-filed results, and an additional recommendation that does not affect current year results. The LPSC staff’s recommended adjustments increase the earned return on equity for the test year to 7.24%. Entergy Gulf States Louisiana accepted the LPSC staff’s recommendations and a revenue increase of $688 thousand was implemented with the first billing cycle of May 2015.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Entergy Louisiana and Entergy Gulf States Louisiana Business Combination

As discussed in the Form 10-K, Entergy Louisiana and Entergy Gulf States Louisiana filed an application with the LPSC in September 2014 seeking authorization to undertake the transactions that would result in the combination of Entergy Louisiana and Entergy Gulf States Louisiana into a single public utility. In the application, Entergy Louisiana and Entergy Gulf States Louisiana identified potential benefits, including enhanced economic and customer diversity, enhanced geographic and supply diversity, and greater administrative efficiency. In the initial proceedings with the LPSC, Entergy Louisiana and Entergy Gulf States Louisiana estimated that the business combination could produce up to $128 million in measurable customer benefits during the first ten years following the transaction’s close including proposed guaranteed customer credits of $97 million in the first nine years.  In April 2015 the LPSC staff and intervenors filed testimony in the LPSC business combination proceeding. The testimony recommended an extensive set of conditions that would be required in order to recommend that the LPSC find that the business combination was in the public interest. The LPSC staff’s primary concern appeared to be potential shifting in fuel costs between Entergy Louisiana and Entergy Gulf States Louisiana customers. In May 2015, Entergy Louisiana and Entergy Gulf States Louisiana filed rebuttal testimony. After the testimony was filed with the LPSC, the parties engaged in settlement discussions that ultimately led to the execution of an uncontested stipulated settlement (“stipulated settlement”), which was filed with the LPSC in July 2015. Through the stipulated settlement, the parties agreed to terms upon which to recommend that the LPSC find that the business combination was in the public interest. The stipulated settlement, which was either joined or unopposed, by all parties to the LPSC proceeding, represents a compromise of stakeholder positions and was the result of an extensive period of analysis, discovery, and negotiation. The stipulated settlement provides $107 million in guaranteed customer benefits during the first nine years following the transaction’s close. Additionally, the combined company will honor the 2013 Entergy Louisiana and Entergy Gulf States Louisiana rate case settlements, including the commitments that (1) there will be no rate increase for legacy Entergy Gulf States Louisiana customers for the 2014 test year, and (2) through the 2016 test year formula rate plan, Entergy Louisiana (as a combined entity) will not raise rates by more than $30 million, net of the $10 million rate increase included in the Entergy Louisiana legacy formula rate plan. The stipulated settlement also describes the process for implementing a fuel-tracking mechanism that is designed to address potential effects arising from the shifting of fuel costs between legacy Entergy Louisiana and legacy Entergy Gulf States Louisiana customers as a result of the combination of those companies’ fuel adjustment clauses. Specifically, the fuel tracker would reallocate such cost shifts as between legacy customers of the companies on an after-the-fact basis, and the calculation of the fuel tracker will be submitted annually in a compliance filing. The stipulated settlement also provides that Entergy Gulf States Louisiana and Entergy Louisiana are permitted to defer certain external costs that were incurred to achieve the business combination’s customer benefits. The deferred amount, which shall not exceed $25 million, will be subject to a prudence review and amortized over a 10-year period. In third quarter 2015 a deferral for these external costs of $14 million, including $7 million at Entergy Gulf States Louisiana, was recorded. A hearing on the stipulated settlement in the LPSC proceeding was held in July 2015. In August 2015 the LPSC approved the business combination.

Entergy Louisiana and Entergy Gulf States Louisiana filed applications with the Federal Energy Regulatory Commission (FERC) requesting authorization for the business combination. The FERC has issued orders authorizing the business combination. In August 2015 the NRC approved the applications for the River Bend and Waterford 3 license transfers as part of the steps to complete the business combination.

On October 1, 2015, the businesses formerly conducted by Entergy Louisiana (Old Entergy Louisiana) and Entergy Gulf States Louisiana (Old Entergy Gulf States Louisiana) were combined into a single public utility. In order to effect the business combination, under the Texas Business Organizations Code (TXBOC), Old Entergy Louisiana allocated substantially all of its assets to a new subsidiary, Entergy Louisiana Power, LLC, a Texas limited liability company (New Entergy Louisiana), and New Entergy Louisiana assumed the liabilities of Old Entergy Louisiana, in a transaction regarded as a merger under the TXBOC. Under the TXBOC, Old Entergy Gulf States Louisiana allocated substantially all of its assets to a new subsidiary (New Entergy Gulf States Louisiana) and New Entergy Gulf States Louisiana assumed the liabilities of Old Entergy Gulf States Louisiana, in a transaction regarded as a merger under the TXBOC. New Entergy Gulf States Louisiana then merged into New Entergy Louisiana with New Entergy Louisiana surviving the merger. Thereupon, Old Entergy Louisiana changed its name from “Entergy Louisiana, LLC” to “EL

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Investment Company, LLC” and New Entergy Louisiana changed its name from “Entergy Louisiana Power, LLC” to “Entergy Louisiana, LLC”. With the completion of the business combination, New Entergy Louisiana holds substantially all of the assets, and has assumed the liabilities, of Old Entergy Louisiana and Old Entergy Gulf States Louisiana. The combination was accounted for as a transaction between entities under common control.

System Agreement Cost Equalization Proceedings

See Note 2 to the financial statements in the Form 10-K for a discussion of the proceedings regarding the System Agreement, including the FERC’s October 2011 order that concluded the FERC did have the authority to order refunds, but decided that it would exercise its equitable discretion and not require refunds for the 20-months period from September 13, 2001 - May 2, 2003. Because the ruling on refunds relied on findings in the interruptible load proceeding, the FERC concluded that the refund ruling will be held in abeyance pending the outcome of the rehearing requests in that proceeding. In March 2015, in light of the December 2014 decision by the D.C. Circuit in the interruptible load proceeding, Entergy filed with the FERC a motion to establish briefing schedule on refund issues and an initial brief addressing refund issues. The initial brief argued that the FERC, in response to the D.C. Circuit decision, should clarify its policy on refunds and find that refunds are not required in this proceeding. In October 2015 the FERC issued three orders related to the commencement of the remedy on June 1, 2005 and the inclusion of interest on the amount for the period June 1, 2005 through December 31, 2005. Specifically, the FERC rejected Entergy Services’s request for rehearing of its decision to include interest on the amount for the seven-month period. The FERC also rejected Entergy Services’s request for rehearing of the order rejecting the compliance filing with regard to the issue of interest. Finally, the FERC set for hearing and settlement procedures the 2014 compliance filing that included the bandwidth calculation for the seven months June 1, 2005 through December 31, 2005. In setting the compliance filing for hearing, the FERC rejected the Arkansas Public Service Commission’s (APSC’s) protest that Entergy Arkansas should not be subject to the filing because Entergy Arkansas would be making the payments during a period following its exit from the System Agreement.

Rough Production Cost Equalization Rates

2007 Rate Filing Based on Calendar Year 2006 Production Costs

See Note 2 to the financial statements in the Form 10-K for a discussion of this proceeding. In March 2015 the D.C. Circuit issued an unpublished order dismissing in part and denying in part the petition for review by the LPSC and denying the petition for review by Entergy.

2008 Rate Filing Based on Calendar Year 2007 Production Costs

See Note 2 to the financial statements in the Form 10-K for a discussion of this proceeding. In April 2015, after issuance of the March 2015 unpublished opinion of the D.C. Circuit related to the 2007 rate proceeding, as discussed above, Entergy filed an unopposed motion for voluntary dismissal of the petition for review of the FERC’s interest determination. In May 2015 the U.S. Supreme Court denied the LPSC’s petition for a writ of certiorari of the U.S. Court of Appeals for the Fifth Circuit’s decision.

2009 Rate Filing Based on Calendar Year 2008 Production Costs

See Note 2 to the financial statements in the Form 10-K for a discussion of this proceeding. In May 2015 the U.S. Supreme Court denied the LPSC’s petition for a writ of certiorari of the U.S. Court of Appeals for the Fifth Circuit’s decision. In October 2015 the FERC denied LPSC’s request for rehearing of the October 2013 order addressing the 2009 rate proceeding.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Comprehensive Bandwidth Recalculation for 2007, 2008, and 2009 Rate Filing Proceedings

See Note 2 to the financial statements in the Form 10-K for a discussion of this proceeding. In May 2015 the FERC accepted the 2007 and 2008 comprehensive recalculation compliance filings. As a result, the 2007 and 2008 rate filing proceedings have concluded. In October 2015 the FERC accepted the 2009 comprehensive recalculation compliance filing. As a result, the 2009 rate filing proceeding has concluded.

2011 Rate Filing Based on Calendar Year 2010 Production Costs
2012 Rate Filing Based on Calendar Year 2011 Production Costs
2013 Rate Filing Based on Calendar Year 2012 Production Costs
2014 Rate Filing Based on Calendar Year 2013 Production Costs

See Note 2 to the financial statements in the Form 10-K for a discussion of these proceedings. In May 2015, Entergy filed direct testimony in the consolidated rate filings and the LPSC filed direct testimony concerning its complaint proceeding that is consolidated with the rate filings, challenging certain components of the pending bandwidth calculations for prior years. In July 2015 the parties filed direct and answering testimony. Among other issues with the pending bandwidth calculations, the LPSC challenged the administration of the accounting for joint account sales of energy in the intra-system bill. In August and September 2015 the parties filed additional rounds of testimony in the consolidated hearing for the 2011, 2012, 2013, and 2014 rate filings. In October 2015 the LPSC withdrew its testimony challenging the accounting for joint account sales of energy. The hearings are scheduled to commence in November 2015.

2015 Rate Filing Based on Calendar Year 2014 Production Costs

In May 2015, Entergy filed with the FERC the 2015 rates in accordance with the FERC’s orders in the System Agreement proceeding. The filing shows that no payments and receipts are required in 2015 to implement the FERC’s remedy based on calendar year 2014 production costs. Several parties intervened in the proceeding and the LPSC and City Council intervened and filed comments. In October 2015 the FERC accepted the 2015 rates for filing, suspended them for a nominal period, to become effective June 1, 2015, as requested, subject to refund, and set them for hearing and settlement judge procedures.

Interruptible Load Proceeding

As discussed in the Form 10-K, in May 2013 the LPSC filed a petition for review with the U.S. Court of Appeals for the D.C. Circuit seeking review of FERC prior orders in the interruptible load proceeding that concluded that the FERC would exercise its discretion and not order refunds in this proceeding. In December 2014 the D.C. Circuit issued an order on the LPSC’s appeal and remanded the case back to the FERC. The D.C. Circuit rejected the LPSC’s argument that there is a presumption in favor of refunds, but it held that the FERC had not adequately explained its decision to deny refunds and directed the FERC “to consider the relevant factors and weigh them against one another.” In March 2015, Entergy filed with the FERC a motion to establish a briefing schedule on remand and an initial brief on remand to address the December 2014 decision by the D.C. Circuit. The initial brief on remand argued that the FERC, in response to the D.C. Circuit decision, should clarify its policy on refunds and find that refunds are not required in the interruptible load proceeding.

NOTE 3.  EQUITY

Preferred Membership Interests

In September 2015, Entergy Louisiana redeemed its $100 million 6.95% Series preferred membership interests and Entergy Gulf States Louisiana repurchased and canceled its $10 million Series A 8.25% preferred membership interests as part of a multi-step process to effectuate the Entergy Louisiana and Entergy Gulf States Louisiana business combination.  See Note 2 to the financial statements herein for a discussion of the business combination.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Comprehensive Income

Accumulated other comprehensive income (loss) is included in the equity section of the Entergy Gulf States Louisiana’s balance sheets.  The following table presents changes in accumulated other comprehensive income (loss) for the three months ended September 30, 2015:

Pension and Other Postretirement Liabilities
(In Thousands)
Beginning balance July 1, 2015	($52,487)
Amounts reclassified from accumulated other comprehensive income (loss)	438
Net other comprehensive income (loss) for the period	438
Ending balance, September 30, 2015	($52,049)

The following table presents changes in accumulated other comprehensive income (loss) for the three months ended September 30, 2014:

Pension and Other Postretirement Liabilities
(In Thousands)
Beginning balance July 1, 2014	($27,943)
Amounts reclassified from accumulated other comprehensive income (loss)	137
Net other comprehensive income (loss) for the period	137
Ending balance, September 30, 2014	($27,806)

The following table presents changes in accumulated other comprehensive income (loss) for the nine months ended September 30, 2015:

Pension and Other Postretirement Liabilities
(In Thousands)
Beginning balance, January 1, 2015	($53,347)
Amounts reclassified from accumulated other comprehensive income (loss)	1,298
Net other comprehensive income (loss) for the period	1,298
Ending balance, September 30, 2015	($52,049)

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

The following table presents changes in accumulated other comprehensive income (loss) for the nine months ended September 30, 2014:

Pension and Other Postretirement Liabilities
(In Thousands)
Beginning balance, January 1, 2014	($28,202)
Amounts reclassified from accumulated other comprehensive income (loss)	396
Net other comprehensive income (loss) for the period	396
Ending balance, September 30, 2014	($27,806)

Total reclassifications out of accumulated other comprehensive income (loss) (AOCI) for the three months ended September 30, 2015 are as follows:

	Amounts reclassified from AOCI	Income Statement Location
	(In Thousands)
Pension and other postretirement liabilities
Amortization of prior-service credit	$1,021	(a)
Amortization of loss	(1,733)	(a)
Total amortization	(712)
	274	Income taxes
Total amortization (net of tax)	(438)

Total reclassifications for the period (net of tax)	($438)

(a)
These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension and other postretirement cost.  See Note 5 to the financial statements herein for additional details.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Total reclassifications out of accumulated other comprehensive income (loss) (AOCI) for three months ended September 30, 2014 are as follows:

	Amounts reclassified from AOCI	Income Statement Location
	(In Thousands)
Pension and other postretirement liabilities
Amortization of prior-service credit	$559	(a)
Amortization of loss	(782)	(a)
Total amortization	(223)
	86	Income taxes
Total amortization (net of tax)	(137)

Total reclassifications for the period (net of tax)	($137)

(a)
These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension and other postretirement cost.  See Note 5 to the financial statements herein for additional details.

Total reclassifications out of accumulated other comprehensive income (loss) (AOCI) for the nine months ended September 30, 2015 are as follows:

	Amounts reclassified from AOCI	Income Statement Location
	(In Thousands)
Pension and other postretirement liabilities
Amortization of prior-service credit	$3,064	(a)
Amortization of loss	(5,199)	(a)
Total amortization	(2,135)
	837	Income taxes
Total amortization (net of tax)	(1,298)

Total reclassifications for the period (net of tax)	($1,298)

(a)
These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension and other postretirement cost.  See Note 5 to the financial statements herein for additional details.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Total reclassifications out of accumulated other comprehensive income (loss) (AOCI) for the nine months ended September 30, 2014 are as follows:

	Amounts reclassified from AOCI	Income Statement Location
	(In Thousands)
Pension and other postretirement liabilities
Amortization of prior-service credit	$1,677	(a)
Amortization of loss	(2,345)	(a)
Total amortization	(668)
	272	Income taxes
Total amortization (net of tax)	(396)

Total reclassifications for the period (net of tax)	($396)

(a)
These accumulated other comprehensive income (loss) components are included in the computation of net periodic pension and other postretirement cost.  See Note 5 to the financial statements herein for additional details.

NOTE 4.  REVOLVING CREDIT FACILITIES, LINES OF CREDIT, SHORT-TERM BORROWINGS, AND LONG-TERM DEBT

Entergy Gulf States Louisiana has a credit facility in the amount of $150 million scheduled to expire in August 2020. The credit facility allows Entergy Gulf States Louisiana to issue letters of credit against 50% of the borrowing capacity of the facility.  As of September 30, 2015, there were $35 million in cash borrowings outstanding and no letters of credit outstanding under the credit facility.  The weighted-average interest rate as of September 30, 2015 was 3.50%. The commitment fees on the credit facility is 0.175% of the undrawn commitment amount. The credit facility requires Entergy Gulf States Louisiana to maintain a debt ratio of 65% or less of its total capitalization.  Entergy Gulf States Louisiana is in compliance with this covenant. Effective October 1, 2015, with the completion of the business combination of Entergy Gulf States Louisiana and Entergy Louisiana, Entergy Louisiana assumed the rights and obligations under Entergy Gulf States Louisiana’s credit facility, such that Entergy Louisiana has a single credit facility in the amount of $350 million.

In addition, Entergy Gulf States Louisiana is a party to an uncommitted letter of credit facility in the amount of $75 million as a means to post collateral to support its obligations related to MISO. As of September 30, 2015, a $28.3 million letter of credit was outstanding under Entergy Gulf States Louisiana’s letter of credit facility. The letter of credit fee as of September 30, 2015 was 0.70%. Effective October 1, 2015, with the completion of the business combination of Entergy Gulf States Louisiana and Entergy Louisiana, Entergy Louisiana assumed the rights and obligations under Entergy Gulf States Louisiana’s standby letter of credit facility to support obligations related to MISO, such that Entergy Louisiana has a single standby letter of credit facility to support such obligations in the amount of $125 million.

The short-term borrowings of Entergy Gulf States Louisiana are limited to amounts authorized by the FERC.  The current FERC-authorized limit is effective through October 31, 2017.  In addition to borrowings from commercial banks, Entergy Gulf States Louisiana is authorized to borrow from the Entergy System money pool.  The money pool is an inter-company borrowing arrangement designed to reduce Entergy Gulf States Louisiana’s dependence on external short-term borrowings.  Borrowings from the money pool and external short term borrowings combined may not exceed the FERC-authorized limits.  As of September 30, 2015, the FERC-authorized limits for short-term

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

borrowings was $200 million. There were no outstanding short-term borrowings as of September 30, 2015 (aggregating both money pool and external short-term borrowings).

Variable Interest Entity

See Note 18 to the financial statements in the Form 10-K for a discussion of the consolidation of the nuclear fuel company variable interest entity (VIE).  The Entergy Gulf States Louisiana nuclear fuel company variable interest entity has a credit facility in the amount of $100 million scheduled to expire in June 2016. As of September 30, 2015, $16.4 million was outstanding under the variable interest entity credit facility. The weighted average interest rate on the borrowings was 1.38%.  The nuclear fuel company variable interest entity for Entergy Gulf States Louisiana does not issue commercial paper, but borrows directly on its bank credit facility.

Amounts outstanding on the Entergy Gulf States Louisiana nuclear fuel company variable interest entity’s credit facility, if any, are treated as long-term debt on its balance sheet.  The commitment fees on the credit facility is 0.10% of the undrawn commitment amount for the Entergy Gulf States Louisiana VIE.  The credit facility requires Entergy Gulf States Louisiana to maintain a consolidated debt ratio of 70% or less of its total capitalization.

The nuclear fuel company variable interest entities had notes payable that are included in debt on the balance sheets as of September 30, 2015 as follows:

Description	Amount
3.25% Series Q due July 2017	$75 million
3.38% Series R due August 2020	$70 million

Effective October 1, 2015, with the completion of the business combination of Entergy Gulf States Louisiana and Entergy Louisiana, Entergy Louisiana has assumed the rights and obligations under Entergy Gulf States Louisiana’s nuclear fuel lease, including its obligations as they relate to the credit facility of the Entergy Gulf States Louisiana VIE.

In accordance with regulatory treatment, interest on the nuclear fuel company variable interest entities’ credit facilities, commercial paper, and long-term notes payable is reported in fuel expense.

Fair Value

The book value and the fair value of long-term debt for Entergy Gulf States Louisiana as of September 30, 2015 and December 31, 2014 were as follow:

	Book Value of Long-Term Debt	Fair Value of Long-Term Debt (a) (b)
	(In Thousands)
September 30, 2015	$1,674,164	$1,716,548
December 31, 2014	$1,622,817	$1,743,143

Fair values are classified as Level 2 in the fair value hierarchy discussed in Note 7 to the financial statements and are based on prices derived from inputs such as benchmark yields and reported trades.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

NOTE 5.  RETIREMENT AND OTHER POSTRETIREMENT BENEFITS

Components of Qualified Net Pension Cost

Entergy Gulf States Louisiana’s qualified pension cost, including amounts capitalized, for their employees for the third quarters of 2015 and 2014, included the following components:

	2015	2014
	(In Thousands)
Service cost - benefits earned during the period	$3,821	$2,881
Interest cost on projected benefit obligation	7,428	7,278
Expected return on assets	(10,160)	(9,488)
Amortization of loss	5,775	3,981
Net pension costs	$6,864	$4,652

Entergy Gulf States Louisiana’s qualified pension cost, including amounts capitalized, for their employees for the nine months ended September 30, 2015 and 2014, included the following components:

	2015	2014
	(In Thousands)
Service cost - benefits earned during the period	$11,463	$8,643
Interest cost on projected benefit obligation	22,284	21,834
Expected return on assets	(30,480)	(28,464)
Amortization of loss	17,325	11,943
Net pension costs	$20,592	$13,956

Non-Qualified Net Pension Cost

Entergy Gulf States Louisiana recognized $65 thousand and $32 thousand in pension cost for its non-qualified pension plans in the third quarters of 2015 and 2014, respectively. Entergy Gulf States Louisiana recognized $195 thousand and $98 thousand in pension cost for its non-qualified pension plans for the nine months ended September 30, 2015 and 2014, respectively.

Components of Net Other Postretirement Benefit Cost

Entergy Gulf States Louisiana’s other postretirement benefit cost, including amounts capitalized, for their employees for the third quarters of 2015 and 2014, included the following components:

	2015	2014
	(In Thousands)
Service cost - benefits earned during the period	$1,247	$1,224
Interest cost on accumulated postretirement benefit obligation (APBO)	2,062	2,095
Amortization of prior service credit	(1,022)	(559)
Amortization of loss	977	303
Net other postretirement benefit cost	$3,264	$3,063

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Entergy Gulf States Louisiana’s other postretirement benefit cost, including amounts capitalized, for their employees for the nine months ended September 30, 2015 and 2014, included the following components:

	2015	2014
	(In Thousands)
Service cost - benefits earned during the period	$3,741	$3,672
Interest cost on accumulated postretirement benefit obligation (APBO)	6,186	6,285
Amortization of prior service credit	(3,066)	(1,677)
Amortization of loss	2,931	909
Net other postretirement benefit cost	$9,792	$9,189

Reclassification out of Accumulated Other Comprehensive Income

Entergy Gulf States Louisiana reclassified the following costs out of accumulated other comprehensive income (before taxes and including amounts capitalized) for the third quarters of 2015 and 2014:

	Qualified Pension Costs	Other Postretirement Costs	Non-Qualified Pension Costs	Total
	(In Thousands)
Three Months Ended September 30, 2015
Amortization of prior service (cost)/credit	$—	$1,022	($1)	$1,021
Amortization of loss	(751)	(977)	(5)	(1,733)
	($751)	$45	($6)	($712)
Three Months Ended September 30, 2014
Amortization of prior service credit	$—	$559	$—	$559
Amortization of loss	(478)	(303)	(1)	(782)
	($478)	$256	($1)	($223)

Entergy Gulf States Louisiana reclassified the following costs out of accumulated other comprehensive income (before taxes and including amounts capitalized) for the nine months ended September 30, 2015 and 2014:

	Qualified Pension Costs	Other Postretirement Costs	Non-Qualified Pension Costs	Total
	(In Thousands)
For the Nine Months Ended September 30, 2015
Amortization of prior service (cost)/credit	$—	$3,066	($2)	$3,064
Amortization of loss	(2,253)	(2,931)	(15)	(5,199)
	($2,253)	$135	($17)	($2,135)
For the Nine Months Ended September 30, 2014
Amortization of prior service (cost)/credit	$—	$1,677	$—	$1,677
Amortization of loss	(1,433)	(909)	(3)	(2,345)
	($1,433)	$768	($3)	($668)

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Employer Contributions

Based on current assumptions, Entergy Gulf States Louisiana expects to contribute $32.4 million to its qualified pension plans in 2015.  As of September 30, 2015, Entergy Gulf States Louisiana had contributed $25.2 million to its pension plans.  The remaining estimated pension contributions to be made in 2015 is $7.2 million.

NOTE 6.  BUSINESS SEGMENT INFORMATION

Entergy Gulf States Louisiana has one reportable segment, which is an integrated utility business.  Entergy Gulf States Louisiana’s operations are managed on an integrated basis because of the substantial effect of cost-based rates and regulatory oversight on the business process, cost structures, and operating results.

NOTE 7.  RISK MANAGEMENT AND FAIR VALUES

Market Risk

Entergy Gulf States Louisiana has limited exposure to the effects of market risk because it operates primarily under cost-based rate regulation.  To the extent approved by retail regulators, Entergy Gulf States Louisiana uses derivative instruments to hedge the exposure to price volatility inherent in their purchased power, fuel, and gas purchased for resale costs that are recovered from customers.

Entergy Gulf States Louisiana’s exposure to market risk is determined by a number of factors, including the size, term, composition, and diversification of positions held, as well as market volatility and liquidity.  For instruments such as options, the time period during which the option may be exercised and the relationship between the current market price of the underlying instrument and the option’s contractual strike or exercise price also affects the level of market risk.  A significant factor influencing the overall level of market risk to which Entergy Gulf States Louisiana is exposed is its use of hedging techniques to mitigate such risk.  Hedging instruments and volumes are chosen based on ability to mitigate risk associated with future energy and capacity prices; however, other considerations are factored into hedge product and volume decisions including corporate liquidity, corporate credit ratings, counterparty credit risk, hedging costs, firm settlement risk, and product availability in the marketplace.  Entergy Gulf States Louisiana manages market risk by actively monitoring compliance with stated risk management policies as well as monitoring the effectiveness of its hedging policies and strategies.  Entergy Gulf States Louisiana’s risk management policies limit the amount of total net exposure and rolling net exposure during the stated periods.  These policies, including related risk limits, are regularly assessed to ensure their appropriateness given Entergy Gulf States Louisiana’s objectives.

Derivatives

Some derivative instruments are classified as cash flow hedges due to their financial settlement provisions while others are classified as normal purchase/normal sale transactions due to their physical settlement provisions.  Normal purchase/normal sale risk management tools include power purchase and sales agreements, fuel purchase agreements, capacity contracts, and tolling agreements.  Financially-settled cash flow hedges can include natural gas and electricity swaps and options and interest rate swaps.  Entergy Gulf States Louisiana may enter into financially-settled swap and option contracts to manage market risk that may or may not be designated as hedging instruments.

Entergy Gulf States Louisiana may use standardized master netting agreements to help mitigate the credit risk of derivative instruments. These master agreements facilitate the netting of cash flows associated with a single counterparty and may include collateral requirements. Cash, letters of credit, and parental/affiliate guarantees may be obtained as security from counterparties in order to mitigate credit risk. The collateral agreements require a counterparty to post cash or letters of credit in the event an exposure exceeds an established threshold. The threshold represents an

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

unsecured credit limit, which may be supported by a parental/affiliate guaranty, as determined in accordance with Entergy Gulf States Louisiana’s credit policy. In addition, collateral agreements allow for termination and liquidity of all positions in the event of a failure or inability to post collateral.

Entergy Gulf States Louisiana manages fuel price volatility through the purchase of short-term natural gas swaps that financially settle against NYMEX futures.  These swaps are marked-to-market through fuel expense with offsetting regulatory assets or liabilities.  All benefits or costs of the program are recorded in fuel costs.  The notional volumes of these swaps are based on a portion of projected annual exposure to gas for electric generation and projected winter purchases for gas distribution at Entergy Gulf States Louisiana.  The total volume of natural gas swaps outstanding as of September 30, 2015 is 12,320,000 MMBtu. Credit support for these natural gas swaps is covered by master agreements that do not require collateralization based on mark-to-market value, but do carry adequate assurance language that may lead to collateralization requests.

During the second quarter 2015, Entergy Gulf States Louisiana participated in the annual financial transmission right (FTR) auction process for the MISO planning year of June 1, 2015 through May 31, 2016. FTRs are derivative instruments which represent economic hedges of future congestion charges that will be incurred in serving Entergy Gulf States Louisiana’s customer load. They are not designated as hedging instruments. Entergy Gulf States Louisiana initially records FTRs at their estimated fair value and subsequently adjusts the carrying value to their estimated fair value at the end of each accounting period prior to settlement. Entergy Gulf States Louisiana recognizes regulatory liabilities or assets for unrealized gains or losses on FTRs. The total volume of FTRs outstanding as of September 30, 2015 is 14,421 GWh. Credit support for FTRs held by Entergy Gulf States Louisiana is covered by cash and/or letters of credit issued as required by MISO.

The fair values of Entergy Gulf States Louisiana’s derivative instruments not designated as hedging instruments on their balance sheets as of September 30, 2015 are as follows:

Instrument	Balance Sheet Location	Fair Value (a)
		(In Millions)
Assets:
FTRs	Prepayments and other	$11.9

Liabilities:
Natural gas swaps	Other current liabilities	$4.2

The fair values of Entergy Gulf States Louisiana’s derivative instruments not designated as hedging instruments on their balance sheets as of December 31, 2014 are as follows:

Instrument	Balance Sheet Location	Fair Value (a)
		(In Millions)
Assets:
FTRs	Prepayments and other	$14.4

Liabilities:
Natural gas swaps	Other current liabilities	$8.2

(a)	No cash collateral or letters of credit were required to be posted as of September 30, 2015 and December 31, 2014.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

The effects of Entergy Gulf States Louisiana’s derivative instruments not designated as hedging instruments on their income statements for the three months ended September 30, 2015 and 2014 are as follows:

Instrument	Income Statement Location	Amount of gain (loss) recorded in the income statement
		(In Millions)
2015
Natural gas swaps	Fuel, fuel-related expenses, and gas purchased for resale	($5.1)

FTRs	Purchased power expense	$13.1

2014
Natural gas swaps	Fuel, fuel-related expenses, and gas purchased for resale	($3.4)

FTRs	Purchased power expense	$10.6

The effects of Entergy Gulf States Louisiana’s derivative instruments not designated as hedging instruments on their income statements for the nine months ended September 30, 2015 and 2014 are as follows:

Instrument	Income Statement Location	Amount of gain (loss) recorded in the income statement
		(In Millions)
2015
Natural gas swaps	Fuel, fuel-related expenses, and gas purchased for resale	($12.3)

FTRs	Purchased power expense	$29.3

2014
Natural gas swaps	Fuel, fuel-related expenses, and gas purchased for resale	$4.8

FTRs	Purchased power expense	$45.7

Fair Values

The estimated fair values of Entergy Gulf States Louisiana’s financial instruments and derivatives are determined using historical prices, bid prices, market quotes, and financial modeling.  Considerable judgment is required in developing the estimates of fair value.  Therefore, estimates are not necessarily indicative of the amounts that Entergy Gulf States Louisiana could realize in a current market exchange.  Entergy Gulf States Louisiana considers the carrying amounts of most financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Accounting standards define fair value as an exit price, or the price that would be received to sell an asset or the amount that would be paid to transfer a liability in an orderly transaction between knowledgeable market participants at the date of measurement.  Entergy Gulf States Louisiana uses assumptions or market input data that market participants would use in pricing assets or liabilities at fair value.  The inputs can be readily observable, corroborated by market data, or generally unobservable.  Entergy Gulf States Louisiana endeavors to use the best available information to determine fair value.

Accounting standards establish a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy establishes the highest priority for unadjusted market quotes in an active market for the identical asset or liability and the lowest priority for unobservable inputs.  The three levels of the fair value hierarchy are:

•
Level 1 - Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.  Level 1 primarily consists of individually owned common stocks, cash equivalents (temporary cash investments, securitization recovery trust account, and escrow accounts), debt instruments, and gas hedge contracts.  Cash equivalents includes all unrestricted highly liquid debt instruments with an original maturity of three months or less at the date of purchase.

•
Level 2 - Level 2 inputs are inputs other than quoted prices included in Level 1 that are, either directly or indirectly, observable for the asset or liability at the measurement date.  Assets are valued based on prices derived by independent third parties that use inputs such as benchmark yields, reported trades, broker/dealer quotes, and issuer spreads.  Prices are reviewed and can be challenged with the independent parties and/or overridden by Entergy if it is believed such would be more reflective of fair value.  Level 2 inputs include the following:

-    quoted prices for similar assets or liabilities in active markets;
-    quoted prices for identical assets or liabilities in inactive markets;
-    inputs other than quoted prices that are observable for the asset or liability; or

-	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 2 consists primarily of individually-owned debt instruments or shares in common trusts.  Common trust funds are stated at estimated fair value based on the fair market value of the underlying investments.

•
Level 3 - Level 3 inputs are pricing inputs that are generally less observable or unobservable from objective sources.  These inputs are used with internally developed methodologies to produce management’s best estimate of fair value for the asset or liability.  Level 3 consists primarily of FTRs.

The values of FTRs are based on unobservable inputs, including estimates of future congestion costs in MISO between applicable generation and load pricing nodes based on prices published by MISO.  They are classified as Level 3 assets and liabilities.  The valuations of these assets and liabilities are performed by the System Planning and Operations Risk Control group for the Utility operating companies.  Entergy’s Accounting Policy group reviews these valuations for reasonableness, with the assistance of others within the organization with knowledge of the various inputs and assumptions used in the valuation. The System Planning and Operations Risk Control group reports to the Vice President and Treasurer.  The Accounting Policy group reports to the Chief Accounting Officer.

The following table sets forth, by level within the fair value hierarchy, Entergy Gulf States Louisiana’s assets and liabilities that are accounted for at fair value on a recurring basis as of September 30, 2015 and December 31, 2014.  The assessment of the significance of a particular input to a fair value measurement requires judgment and may affect its placement within the fair value hierarchy levels.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

2015	Level 1	Level 2	Level 3	Total
	(In Millions)
Assets:
Temporary cash investments	$22.6	$—	$—	$22.6
Decommissioning trust funds (a):
Equity securities	3.4	364.9	—	368.3
Debt securities	84.5	171.3	—	255.8
Escrow accounts	90.1	—	—	90.1
FTRs	—	—	11.9	11.9
	$200.6	$536.2	$11.9	$748.7

Liabilities:
Gas hedge contracts	$4.2	$—	$—	$4.2

2014	Level 1	Level 2	Level 3	Total
	(In Millions)
Assets:
Temporary cash investments	$109.6	$—	$—	$109.6
Decommissioning trust funds (a):
Equity securities	10.5	385.4	—	395.9
Debt securities	81.9	159.9	—	241.8
Escrow accounts	90.1	—	—	90.1
FTRs	—	—	14.4	14.4
	$292.1	$545.3	$14.4	$851.8

Liabilities:
Gas hedge contracts	$8.2	$—	$—	$8.2

(a)
The decommissioning trust funds hold equity and fixed income securities. Equity securities are held to approximate the returns of major market indices.  Fixed income investments are held in various governmental and corporate securities.  See Note 8 to the financial statements herein for additional information on the investment portfolios.

The following table sets forth a reconciliation of changes in the net assets (liabilities) for the fair value of derivatives classified as Level 3 in the fair value hierarchy for the three months ended September 30, 2015 and 2014.

	2015	2014
	(In Millions)
Balance as of July 1,	$17.8	$47.2
Gains (losses) included as a regulatory liability/asset	7.2	(9.8)
Settlements	(13.1)	(10.6)
Balance as of September 30,	$11.9	$26.8

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

The following table sets forth a reconciliation of changes in the net assets (liabilities) for the fair value of derivatives classified as Level 3 in the fair value hierarchy for the nine months ended September 30, 2015 and 2014.

	2015	2014
	(In Millions)
Balance as of January 1,	$14.4	$6.7
Issuances of FTRs	26.8	37.3
Gains (losses) included as a regulatory liability/asset	—	28.5
Settlements	(29.3)	(45.7)
Balance as of September 30,	$11.9	$26.8

NOTE 8.  DECOMMISSIONING TRUST FUNDS

Entergy Gulf States Louisiana holds debt and equity securities, classified as available-for-sale, in nuclear decommissioning trust accounts.  The NRC requires Entergy Gulf States Louisiana subsidiaries to maintain trusts to fund the costs of decommissioning River Bend.  The funds are invested primarily in equity securities, fixed-rate debt securities, and cash and cash equivalents.

Entergy Gulf States Louisiana records decommissioning trust funds on the balance sheet at their fair value.  Because of its ability to recover decommissioning costs in rates and in accordance with the regulatory treatment for decommissioning trust funds, Entergy Gulf States Louisiana has recorded an offsetting amount of unrealized gains/(losses) on investment securities in other regulatory liabilities/assets.  For the 30% interest in River Bend formerly owned by Cajun, Entergy Gulf States Louisiana has recorded an offsetting amount of unrealized gains/(losses) in other deferred credits.  Generally, Entergy Gulf States Louisiana records realized gains and losses on its debt and equity securities using the specific identification method to determine the cost basis of its securities.

The securities held as of September 30, 2015 and December 31, 2014 are summarized as follows:

	Fair Value	Total Unrealized Gains	Total Unrealized Losses
	(In Millions)
2015
Equity Securities	$368.3	$150.2	$0.5
Debt Securities	255.8	8.8	0.7
Total	$624.1	$159.0	$1.2

2014
Equity Securities	$395.9	$177.6	$—
Debt Securities	241.8	11.9	0.3
Total	$637.7	$189.5	$0.3

The amortized cost of debt securities was $247.7 million as of September 30, 2015 and $231.5 million as of December 31, 2014.  As of September 30, 2015, the debt securities have an average coupon rate of approximately 4.55%, an average duration of approximately 5.7 years, and an average maturity of approximately 10.76 years.  The equity securities are generally held in funds that are designed to approximate the return of the Standard & Poor’s 500 Index.  A relatively small percentage of the equity securities are held in funds intended to replicate the return of the Wilshire 4500 Index.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

The fair value and gross unrealized losses of available-for-sale equity and debt securities, summarized by investment type and length of time that the securities have been in a continuous loss position, are as follows as of September 30, 2015:

	Equity Securities		Debt Securities
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Millions)
Less than 12 months	$9.3	$0.5	$35.3	$0.7
More than 12 months	—	—	2.1	—
Total	$9.3	$0.5	$37.4	$0.7

The fair value and gross unrealized losses of available-for-sale equity and debt securities, summarized by investment type and length of time that the securities have been in a continuous loss position, are as follows as of December 31, 2014:

	Equity Securities		Debt Securities
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Millions)
Less than 12 months	$0.1	$—	$14.0	$0.1
More than 12 months	—	—	15.0	0.2
Total	$0.1	$—	$29.0	$0.3

The fair value of debt securities, summarized by contractual maturities, as of September 30, 2015 and December 31, 2014 are as follows:

	2015	2014
	(In Millions)
less than 1 year	$7.0	$6.4
1 year - 5 years	68.9	59.8
5 years - 10 years	68.4	68.3
10 years - 15 years	41.7	43.6
15 years - 20 years	13.3	14.8
20 years+	56.5	48.9
Total	$255.8	$241.8

During the three months ended September 30, 2015 and 2014, proceeds from the dispositions of securities amounted to $21.9 million and $52.5 million, respectively.  During the three months ended September 30, 2015 and 2014, gross gains of $0.1 million and $0.5 million, respectively, and gross losses of $0.01 million and $0.1 million, respectively, were reclassified out of other regulatory liabilities/assets into earnings.

During the nine months ended September 30, 2015 and 2014, proceeds from the dispositions of securities amounted to $75.3 million and $127.9 million, respectively.  During the nine months ended September 30, 2015 and 2014, gross gains of $1.5 million and $1.2 million, respectively, and gross losses of $0.2 million and $0.3 million, respectively, were reclassified out of other regulatory liabilities/assets into earnings.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

Other-than-temporary impairments and unrealized gains and losses

Entergy Gulf States Louisiana evaluates unrealized losses at the end of each period to determine whether an other-than-temporary impairment has occurred.  The assessment of whether an investment in a debt security has suffered an other-than-temporary impairment is based on whether Entergy Gulf States Louisiana has the intent to sell or more likely than not will be required to sell the debt security before recovery of its amortized costs.  Further, if Entergy Gulf States Louisiana does not expect to recover the entire amortized cost basis of the debt security, an other-than-temporary impairment is considered to have occurred and it is measured by the present value of cash flows expected to be collected less the amortized cost basis (credit loss).  Entergy Gulf States Louisiana did not have any material other-than-temporary impairments relating to credit losses on debt securities for the three and nine months ended September 30, 2015 and 2014.  The assessment of whether an investment in an equity security has suffered an other-than-temporary impairment continues to be based on a number of factors including, first, whether Entergy Gulf States Louisiana has the ability and intent to hold the investment to recover its value, the duration and severity of any losses, and, then, whether it is expected that the investment will recover its value within a reasonable period of time.  Entergy Gulf States Louisiana’s trusts are managed by third parties who operate in accordance with agreements that define investment guidelines and place restrictions on the purchases and sales of investments.  Entergy Gulf States Louisiana did not record material charges to other income in the three and nine months ended September 30, 2015 and 2014, respectively, resulting from the recognition of the other-than-temporary impairment of certain equity securities held in its decommissioning trust funds.

NOTE 9.  INCOME TAXES

See “Income Tax Litigation,” “Income Tax Audits,” and “Other Tax Matters” in Note 3 to the financial statements in the Form 10-K for a discussion of income tax proceedings, income tax audits, and other income tax matters involving Entergy Gulf States Louisiana. Following is an update to that discussion.

The Internal Revenue Service (IRS) finalized tax and interest computations from the 2006-2007 audit in the first quarter 2015 that resulted in a reduction in Entergy Gulf States Louisiana’s income tax expense of approximately $5 million.

See Note 3 to the financial statements in the Form 10-K for a discussion of the 2008-2009 IRS audit. In August 2015, Entergy and the IRS agreed on the treatment of the 2009 position regarding nuclear decommissioning liabilities from the 2008-2009 audit. The agreement provides that Entergy is entitled to deduct approximately $118 million of the $9.3 billion claimed in 2009. The agreement effectively settled all matters pertaining to the 2009 tax year and increased Entergy’s 2009 federal income tax liability by $2.4 million. The application of the adjustment and the agreed method of accounting for nuclear decommissioning for years subsequent to 2009 along with other increases and decreases in taxable income during the period reduces Entergy’s federal net operating loss from $12.3 billion as of December 31, 2014 to approximately $1.9 billion as of September 30, 2015. Such adjustments and activity also reduce state net operating losses.

NOTE 10.  PROPERTY, PLANT, AND EQUIPMENT

Construction Expenditures in Accounts Payable

Construction expenditures included in accounts payable for Entergy Gulf States Louisiana are $23.7 million at September 30, 2015 and $23.4 million at December 31, 2014.

Entergy Gulf States Louisiana, LLC
Notes to Financial Statements

NOTE 11.  VARIABLE INTEREST ENTITIES

See Note 18 to the financial statements in the Form 10-K for a discussion of variable interest entities.  See Note 4 to the financial statements herein for details of the nuclear fuel companies’ credit facilities and commercial paper borrowings and long-term debt.

NOTE 12.  ASSET RETIREMENT OBLIGATIONS

See Note 9 to the financial statements in the Form 10-K for a discussion of asset retirement obligations.

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In the opinion of the management of Entergy Gulf States Louisiana, the accompanying unaudited financial statements contain all adjustments (consisting primarily of normal recurring accruals and reclassification of previously reported amounts to conform to current classifications) necessary for a fair statement of the results for the interim periods presented.  Entergy Gulf States Louisiana’s business is subject to seasonal fluctuations, however, with peak periods occurring typically during the first and third quarters.  The results for the interim periods presented should not be used as a basis for estimating results of operations for a full year.